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                       [THE LOEWEN GROUP INC. LETTERHEAD]


(NYSE, TSE, ME: LWN)
      NEWS

Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



                  LOEWEN GROUP ANNOUNCES CEMETERY ASSET SALE TO
                                 INVESTOR GROUP



                          FOURTH QUARTER RESULTS UPDATE

                    _________________________________________


VANCOUVER, BC, March 1, 1999 -- The Loewen Group (NYSE, TSE, MSE: LWN) announced today a definitive agreement to sell certain cemetery properties to an investor group led by McCown De Leeuw & Co., a private investment firm specializing in buying and building middle market companies in partnership with management. The transaction is valued at approximately $193 million.

Commenting on today's announcement, John S. Lacey, Chairman of the Board said:
"Loewen is embarked on a two-pronged strategy to maximize shareholder value. First, we are taking steps to improve profitability and reduce negative cash flow from operations. The second initiative, which is reflected in today's announcement, includes selective asset sales to reduce debt. Loewen continues discussions with other interested parties concerning additional asset sales."

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The transaction includes 124 cemetery properties in Connecticut, Delaware,
Maryland, New Jersey, Pennsylvania, Rhode Island, Virginia and West Virginia, as well as three funeral homes located on cemeteries involved in the sale. The transaction, which is subject to certain closing conditions, is expected to close by April. In addition to McCown De Leeuw & Co., the investor group includes former Loewen executives Lawrence Miller and William R. Shane.

In addition, Loewen announced that it expects to report its fourth quarter and full-year 1998 financial results in late March. Based on preliminary information, Loewen expects to report an operating loss for the quarter. The Company also said it expects to incur substantial charges related to the strategic process, the closing of the Philadelphia accounting office, this asset sale and continued examination of the Company's assets in light of its current operating and asset reduction strategies.



The Company also noted that its effective tax rate on operating earnings may increase in 1999 and will likely further increase in 2000 and later years due to the cessation of the Company's acquisition program, recent operating results and the effect of any asset sales.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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